Exhibit 99.(h)(8)

FORM OF AMENDMENT TO THE RETIREMENT SERVICE AGREEMENT
FOR THE TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated November 30, 2007, to the Retirement Service Agreement, dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust has established three additional series that will offer Retirement Class shares (collectively, the “Funds”) and Trust desires to retain Advisors to provide or to arrange for the provision of a variety of administrative and shareholder services to the Funds’ Retirement Class shares in accordance with the terms and provisions of the Agreement.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

3.	The following shall be added to Schedule A of the Agreement:

Name of Fund	Service Fee

(as a percentage of the average daily value of the Fund’s net assets)

Lifecycle 2045 Fund
Retirement Class Shares	0.25%
Lifecycle 2050 Fund
Retirement Class Shares	0.25%
Lifecycle Retirement Income Fund
Retirement Class Shares	0.25%

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: